As filed with the Securities and Exchange Commission on December 28, 2023.
Registration No. 333- __
_________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OFG BANCORP
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	66-0538893
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Address of Principal Executive Offices)

OFG BANCORP
NONQUALIFIED DEFFERED COMPENSATION PLAN
(Full Title of the Plan)

Hugh González
General Counsel
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 771-6800
(Name, Address and Telephone Number, including Area Code of Agent for Service)

Copies to:
Iván G. Marrero
Pietrantoni Mendez & Alvarez LLC
Popular Center, 19th Floor
208 Ponce de Leon Avenue
San Juan, Puerto Rico 00918
(787) 773-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,”
and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer [ X ] Accelerated filer [ ]
Non-accelerated filer [ ] Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by OFG Bancorp (the “Company”) for the purpose of registering deferred compensation obligations, which are general unsecured obligations of the Company to pay deferred compensation in the future in conformity with the terms of the OFG Bancorp Nonqualified Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to allow a select group of management or highly compensated employees to defer receipt of compensation to a later tax year. The Plan is an unfunded non-qualified deferred compensation plan under the Puerto Rico Internal Revenue Code of 2011, as amended. The Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or certain other requirements of the Employee Retirement Income Security Act of 1974, as amended.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Pursuant to Part I of Form S-8, the documents containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference the following documents:

1.The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023;

2.All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to above, including the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2023, filed with the Commission on May 5, August 4, and November 6, 2023, respectively, and the Company’s current reports on Form 8-K filed with the SEC on January 31, May 1, and May 2, 2023.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Under the Plan, the Company will provide a select group of management or highly compensated employees of the Company and its subsidiaries the opportunity to defer a specified percentage of their cash compensation. On the day that compensation would have otherwise been paid to a Plan Participant (a “Participant”), a deferral account in the name of the Participant is credited with the amount of the deferral less any required withholding obligations. The Company’s Board of Directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

2

Subject to certain exceptions and restrictions, a participant’s deferral account balance is indexed to one or more hypothetical or “phantom” investment options chosen by the Participant from the phantom investment options available under the Plan. A Participant’s deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected media. Amounts deferred will be fully vested at all times.

The choice of such investment options available under the Plan will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) or its designee. Participants will be permitted to choose amongst various investments in which their accounts may be deemed invested. The Compensation Committee or its designee may change, add or eliminate notional investments at any time in its discretion and may limit the availability of one or more notional investments to any participants or group of participants.

Distributions under the Plan may occur at a deferral date selected by the Participant and upon a Participant’s retirement or other separation of service from the Company and its subsidiaries (death or disability). The Plan also provides for financial hardship withdrawals. The Plan does not guarantee any minimum rate of return.

The obligations of the Company (the “Deferred Compensation Obligations”) under the Plan will be unsecured general obligations of the Company to pay the deferred compensation, as described above, in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in US dollars. Because the Company is a holding company, the right of the Company, and the rights of its creditors (including the Participants), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by law or under the rules of applicable regulatory bodies.

Except as may otherwise be required by applicable law, the right of a participant in the Plan or the right of any other person to the Deferred Compensation Obligations cannot be assigned, transferred, sold, alienated, pledged, or encumbered except by written will or by the laws of descent and distribution.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the payment dates or events specified by the terms of the Plan, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. The Company’s Board of Directors, at its discretion, reserves the right to at any time amend or terminate the Plan, in whole or in part, except that no such amendment or termination shall have the effect of reducing a participant’s benefit accrued to the date of the amendment or termination.

The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests of consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1.02(B)(6) of the Puerto Rico General Corporations Act, as amended (the “PR-GCA”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duties. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit.

Article NINTH of the Company’s certificate of incorporation, as amended, provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the PR-GCA.

Section 4.08 of the PR-GCA authorizes a Puerto Rico corporation to indemnify its directors, officers, employees and agents (if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful) and to purchase and maintain insurance on behalf of such persons against liabilities arising out of pending or threatened actions, suits or proceedings to which such persons are or may be made parties by reason of being directors, officers, employees or agents of the corporation. Such rights of indemnification are not exclusive of any other rights to which such persons may be entitled under any by-law, agreement, vote of shareholders or otherwise.

Section 1 of article VII of the Company’s by-laws, as amended and restated (the “By-laws”), provides that any director, officer, employee or agent of the Company shall be indemnified to the fullest extent authorized by the PR-GCA against expenses and certain other liabilities arising out of legal action brought or threatened against him or her for his or her conduct on behalf of the Company, provided that such person acted in good faith and in a manner that he reasonably believed was in, or not opposed to, the Company’s best interests. Indemnification by the Company is available in a criminal action only if such person had no reasonable cause to believe that his or her conduct was unlawful.

Section 4 of article VII of the By-laws, as amended or restated, provides that the Company may maintain insurance covering certain liabilities of directors, officers, employees and agents of the Company, whether or not the Company would have the power or would be required to indemnify them against such liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	OFG Bancorp Nonqualified Deferred Compensation Plan
4.2	OFG Bancorp Nonqualified Deferred Compensation Plan Adoption Agreement
5	Opinion of Pietrantoni Mendez & Alvarez LLC as to the legality of the securities registered hereunder.
23.1	Consent of Pietrantoni Mendez & Alvarez LLC (included in the opinion of counsel filed as Exhibit 5.0).
23.2	Consent of KPMG LLP.
24	Power of attorney (included on page 4 hereof).
107	Filing fee table

Item 9. Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in an exhibit to the effective Registration Statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities, at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico, on the 28th day of December, 2023.

OFG BANCORP

By: /s/ José Rafael Fernández
José Rafael Fernández
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints José Rafael Fernández, Maritza Arizmendi, and Hugh González, each acting singly, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURES	TITLES	DATE
/s/ Julian S. Inclán Julian S. Inclán	Chairperson of the Board	December 28, 2023
/s/ José Rafael Fernández José Rafael Fernández	President, Chief Executive Officer and Vice Chairman of the Board (Principal Executive Officer)	December 28, 2023
/s/ Jorge Colón-Gerena Jorge Colón-Gerena	Director	December 28, 2023
/s/ Néstor de Jesús Néstor de Jesús	Director	December 28, 2023
/s/ Annette Franqui Annette Franqui	Director	December 28, 2023
/s/ Susan Harnett Susan Harnett	Director	December 28, 2023
/s/ Angel Vázquez Angel Vázquez	Director	December 28, 2023
/s/ Rafael Vélez Rafael Vélez	Director	December 28, 2023
/s/ Maritza Arizmendi Maritza Arizmendi	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2023

5